Exhibit 99.1


Minera Andes
Incorporated

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TSX-V: MAI                        NEWS RELEASE                 NASD-OTCBB: MNEAF
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              MINERA ANDES' SILVER/GOLD PROJECT AGREEMENT AMENDED;
                              PILOT PLANT BYPASSED

SPOKANE, WASHINGTON - October 20, 2004 - Minera Andes Inc's (TSX-V: MAI; NASD
OTCBB: MNEAF) advanced-stage San Jose silver/gold project in southern Argentina can proceed directly to a large-scale milling operation under an agreement reached with the project's operating partner.

An amendment to the joint venture agreement eliminates a requirement for initial preliminary production from a 50 ton-per-day (tpd) pilot plant to process mined ore if the Huevos Verdes vein proceeds to production. The amendment allows the parties to eliminate the costly pilot plant and proceed directly to full production based on a positive bankable feasibility study. The Huevos Verdes vein, part of the 98,800-acre San Jose silver/gold project, is held in the joint venture's Argentine company, Minera Santa Cruz (MSC). This company the operator of the joint venture is co-owned 49 percent by Minera Andes and 51 percent by, Mauricio Hochschild & Cia. Ltda. (MHC) of Lima, Peru.

As exploration and construction has advanced at Huevos Verdes, it has become apparent that a costly pilot plant can be eliminated by using a smaller, off-site bench-scale pilot plant at a metallurgical laboratory. Eliminating the 50 tpd pilot plant will save considerable time and money should a positive feasibility study be produced early next year. Underground construction and exploration has revealed higher grade silver/gold mineralization than was discovered in surface drilling, as well as previously unknown parallel veins and mineralized offshoots from the main Huevos Verdes vein. The new discoveries hold potential for increased production tonnage.

Allen V. Ambrose, president of Minera Andes, said, "We recognize that projects can evolve as more work is done. Time and money will be saved through lab-scale testing instead of building a pilot plant. This will allow us to get to potential production sooner, resulting in more income to the partners earlier than the original scenario."

A bankable feasibility study is now underway by MSC to determine an initial optimum mill capacity for Huevos Verdes. The study is being managed by MTB Project Management Professionals, Inc., of Denver. The purpose of the feasibility study, due for completion in early 2005, is to provide an independent third party determination of the technical and economic viability of Huevos Verdes.

The property payment structure from MHC to Minera Andes has also been changed in the amendment where original payments totaled US$400,000 a year until a 50-ton per day pilot was built. In lieu of building the pilot plant, Minera Andes will


Minera Andes Inc.                                     News Release 04-24- Page 1

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receive reduced payments from MHC of US$200,000 annually that will continue until a positive feasibility study is received and the MSC board of directors approves a project financing plan.

Huevos Verdes is Minera Andes' most advanced project and is located in the San Jose project, a 98,800-acre mining district-size region with about ten other known gold/silver targets at earlier stages of exploration. Currently, four veins totaling about 32 km of strike length have been identified at San Jose. Only 2.2 km of the Huevos Verdes vein system has been drill-tested, or less than half of its presently known 5 km of strike length. The mineralization at Huevos Verdes is open at depth and laterally.

Minera Andes is funded with working capital of approximately US$3.5 million for its exploration and underground construction programs. Minera Andes is a mining exploration company focused on gold, silver and copper exploration in Argentina where it holds about 200,000 hectares (500,000 acres) of mineral exploration land and co-owns the advanced stage San Jose silver/gold project. Minera Andes has also discovered an enriched copper zone at its Los Azules property, and is acquiring other exploration targets in southern Argentina. The Corporation presently has 70,607,990 issued and outstanding shares.

For further information, please contact: Art Johnson at the Spokane office, or Krister A. Kottmeier, investor relations - Canada, at the Vancouver office. Visit our Web site: www.minandes.com.

    Spokane Office                           Vancouver Office
    111 East Magnesium Rd., Suite A          1000-355 Burrard Street
    Spokane, WA 99208 USA                    Vancouver, B.C. V6C 2G8
    Phone: (509) 921-7322                    Phone: (604) 689-7017; 877-689-7018
    E-mail: mineraandes@minandes.com         E-mail: ircanada@minandes.com
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FORWARD-LOOKING STATEMENT-- Although Minera Andes believes many of its properties have promising potential, its properties are in the early stages of exploration. None have yet been shown to contain proven or probable mineral reserves. There can be no assurance that such reserves will be identified on any property, or that, if identified, mineralization may be economically extracted. In addition, Minera Andes' joint venture partner, Mauricio Hochschild & Cia. Ltda., does not accept responsibility for the use of project data or in the adequacy or accuracy of this release.

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.


Minera Andes Inc.                                     News Release 04-24- Page 2